Exhibit 99

[Alcoa logo]

FOR IMMEDIATE RELEASE

Investor Contact	Media Contact
William F. Oplinger	Kevin G. Lowery
(212) 836-2674	(412) 553-1424

Alcoa Announces Full-Year Income from Continuing Operations of $1.4 Billion, or $1.60 per share; Highest Annual Revenue and Second Highest Profitability in the Company’s History

New York, NY – January 10, 2005 —Alcoa (NYSE:AA):

Highlights:

•	Income from continuing operations of $1.4 billion, or $1.60 per diluted share, for full year 2004, up 33% from 2003; second straight year of double-digit earnings growth;

•	2004 revenue of $23.5 billion, the highest level in the company’s history, and 11% higher than 2003;

•	Second straight year with debt reduction of over $1.1 billion; debt-to-capital ratio declined to 29.3%, the lowest level in five years;

•	Fourth quarter income from continuing operations of $345 million, or $0.39;

•	Fourth quarter revenue of $6.0 billion, up 12% from the same period last year;

•	Progress on major growth projects in Australia, Brazil, China, Iceland, Jamaica, Suriname and Russia;

•	Restarting more than 200,000 metric tons of primary metal capacity in North America in 2005.

Alcoa announced today that its full-year 2004 income from continuing operations was $1.402 billion, or $1.60, up 33 percent from $1.055 billion, or $1.22, per diluted share, in the previous year.

“This year, we achieved the highest revenue in Alcoa’s history and the second highest profitability,” said Alcoa Chairman and CEO Alain Belda. “Strong cash flows allowed us to reduce debt by more than $1 billion and invest in the company’s future. While we are benefiting from strong aluminum fundamentals and improving end use markets, U.S. dollar weakness and higher input costs continue to pressure margins. We will continue to attack costs, streamline our organization, and take advantage of the strong market environment,” said Belda.

In the fourth quarter, income from continuing operations was $345 million, or $0.39, up 15 percent from $299 million, or $0.34, in the third quarter and up slightly from $342 million, or $0.39, in the same period last year.

Fourth quarter net income of $268 million, or $0.30, was negatively affected by the previously disclosed $77 million after-tax charge reflecting the planned divestiture of certain non-core businesses, principally the company’s telecommunications businesses. Net income was $283 million, or $0.32, in the 2004 third quarter, and $291 million, or $0.33, in the fourth quarter of 2003.

Results Overview

For the full year, revenue increased by 11 percent and profitability increased by 33 percent over 2003. Higher metal prices accounted for 60 percent of the increase in sales with the rest driven by the company’s drive for organic growth, its strategy of selling higher value-added products, and the impact of currency on non-US sales. A substantial part of the increase in revenue was offset by significantly higher energy and other input costs, and the negative impact of a weaker dollar on non-US manufacturing operations.

Sales in the fourth quarter rose to $6.041 billion, up 3 percent over the third quarter and 12 percent over last year. On a sequential quarter basis, higher primary prices as well as strength in the consumer products business were partially offset by seasonal declines in can sheet, building products and closures. Higher input costs, particularly for energy, petroleum-based products, and freight, coupled with the impact of the weaker US dollar, negatively affected several businesses in the quarter.

In each of the third and fourth quarters, the strike at the Becancour (“ABI”) smelter, now resolved, negatively affected earnings by $0.03 per share.

As previously announced, Alcoa agreed with Alumina Ltd. to develop its Brazilian Juruti bauxite reserves within their joint venture, resulting in a gain of $37 million, or $0.04. This transaction, combined with a $21 million reversal of a valuation reserve for foreign net operating losses, resulted in an effective tax rate for the quarter of 14 percent. The full year tax rate was 25 percent, in line with the previous year’s rate.

The company’s return on capital for 2004 stood at 8.5 percent, up 150 basis points from the previous year.

Update on Primary Metal Restarts

To take advantage of historically high aluminum prices, the company made significant progress toward restarting several of its smelters. When complete, restarts will add 220,000 metric tons of production in 2005, leaving the company with idle capacity of 361,000 metric tonnes. Progress was made at:

•	the ABI facility in Canada, where full production is expected to be reached in April 2005. Restart costs will total $10 million before taxes with the bulk of that spending in the first quarter. ABI will produce approximately 100,000 additional metric tons in 2005. Alcoa owns 75 percent of ABI.

•	the Wenatchee smelter in Washington, USA, after the successful resolution of an issue regarding health care cost sharing. Wenatchee should reach full production of its two restarted lines in February 2005, and is expected to produce approximately 85,000 metric tons this year.

•	the Massena East and West smelters in New York, USA, where an additional 60,000 metric tons will be produced in 2005.

Restart costs for Wenatchee and Massena were minimal in the fourth quarter of 2004.

Review of Transactions

The company continued its portfolio review to better focus on its core businesses, while making progress on acquisitions that will enhance its competitive position.

Alcoa received final approvals from the Government of the Russian Federation to proceed with its purchase of Rusal’s controlling interests in two fabricating facilities in Samara and Belaya Kalitva in the Russian Federation. The addition of the two Russian fabricating facilities to Alcoa’s leading flat rolled products business will allow the company to serve both the growing Russian market and global customers in Europe, Asia, and the Americas.

Alcoa reached an agreement with Fujikura, Ltd. that paves the way for Alcoa to obtain full ownership of the Alcoa Fujikura (“AFL”) automotive business. In return, Fujikura will obtain complete ownership of the AFL telecommunications business. The loss on this transaction is included in discontinued operations for the fourth quarter.

Earlier this quarter, Alcoa and its partner completed the sale of Integris Metals to Ryerson Tull for $410 million in cash plus the assumption of debt, resulting in no material gain. Alcoa owned 50 percent of Integris Metals.

Management Actions

To improve profitability and better serve its customers, the company re-organized the business structure to create six global businesses and appointed three new group leaders in the packaging, global extrusions and flat rolled products businesses. The new organization, the completion of the Russian transaction, and the company’s continuing cost reduction efforts may provide an opportunity for improved production efficiencies that could result in restructuring charges this year.

Balance Sheet and Growth Projects

For the second year in a row, the company reduced its debt by more than $1.1 billion, strengthening its balance sheet while executing its capital-intensive growth plan. Alcoa’s debt-to-capital ratio improved to 29.3 percent at the end of the year, down from 35.1 percent at the end of 2003, and within the company’s targeted range of 25 to 35 percent.

In the quarter, capital expenditures were $475 million, bringing full year capital spending to $1.1 billion, or 95 percent of depreciation. Approximately one-third of the spending in 2004 was growth-oriented. The company expects to spend approximately $2.5 billion on capital projects in 2005, with $1.6 billion dedicated to growth projects.

Growth capital is aimed largely at the upstream businesses. In 2004, Alcoa finished a refinery expansion in Jamaica, and will complete brownfield projects this year at refineries in Suriname and Pinjarra, West Australia. In 2004, the company broke ground at its new Iceland smelter and for an expansion at the Alumar smelter in northern Brazil. In 2005, the company will invest in a new anode plant in Norway, modernization of a Spanish smelter, and improvements at the newly acquired fabricating facilities in Russia.

Segment and Other Results

(all comparisons on a sequential quarter basis, unless noted)

Alumina and Chemicals - Segment profitability increased by $8 million (5 percent), with the Juruti transaction contributing $37 million in ATOI. The third quarter benefited from a $25 million profit on the winding down of an alumina tolling contract. On an operational basis, higher alumina volumes were offset by the impact on costs of the strengthening Australian dollar. Alumina production for the quarter was 3,623 thousand metric tons (“kmt”), compared to 3,546 kmt in the third quarter.

Primary Metals - Segment profitability increased $10 million (5 percent) largely due to higher metal prices. Costs associated with the strike at ABI had a negative impact in both the third and fourth quarters. In addition, the weaker dollar increased costs at non-US facilities. Primary metal production for the quarter was 824 kmt in line with the third quarter. The company purchased roughly 133 kmt of primary metal for internal use as part of its strategy to sell value-added products.

Flat Rolled Products - Segment profitability decreased $3 million to $59 million, down 5 percent from the third quarter. While aerospace and distribution markets continued to be strong, lower can sheet shipments drove the decline in profitability.

Engineered Products - Segment profitability fell by $10 million, to $50 million. Howmet, Alcoa Fastening Systems and the Forgings business continued to improve, but a weak environment in the European soft alloy extrusions market drove lower shipments and profitability.

Packaging and Consumer – Segment ATOI of $38 million was down slightly from the third quarter as typical seasonal strength in the consumer packaging business was offset by seasonal decline in the closure business. Higher resin costs continued to negatively affect the segment.

Other - Profitability decreased $19 million primarily driven by seasonally lower volumes and higher input costs at the Home Exteriors business. The segment has been restated to reflect the reclassification of the telecommunications business to discontinued operations.

ATOI to Net Income Reconciliation

The largest variances in reconciling items were in the “minority interest,” “corporate expense,” “discontinued operations,” and “other” line items. “Minority Interest” expense declined based on lower earnings in the AWAC and AFL joint ventures. “Corporate expenses” increased, largely because of the regular mark-to-market calculation of deferred compensation liability. “Discontinued Operations” includes a charge associated with reduction of the fair value of the assets moved to discontinued operations. “Other” includes the tax benefit associated with the reversal of a valuation reserve for foreign net operating losses.

Quarterly Conference Call

Alcoa will hold its quarterly conference call at 5:00 PM Eastern Time on January 10th to present the quarter’s results. The meeting will be webcast via alcoa.com. Call information and related details are available at www.alcoa.com under “Invest.”

About Alcoa

Alcoa is the world’s leading producer and manager of primary aluminum, fabricated aluminum and alumina facilities, and is active in all major aspects of the industry. Alcoa serves the aerospace, automotive, packaging, building and construction, commercial transportation and industrial markets, bringing design, engineering, production and other capabilities of Alcoa’s businesses to customers. In addition to aluminum products and components, Alcoa also markets consumer brands including Reynolds Wrap(R) foils and plastic wraps, Alcoa(R) wheels, and Baco(R) household wraps. Among its other businesses are vinyl siding, closures, fastening systems, precision castings, and electrical distribution systems for cars and trucks. The company has 119,000 employees in 43 countries and has been a member of the Dow Jones Industrial Average for 45 years and the Dow Jones Sustainability Indexes since 2001. More information can be found at www.alcoa.com

Forward Looking Statement

Certain statements in this release relate to future events and expectations and as such constitute forward-looking statements involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of Alcoa to be different from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or aluminum industry conditions generally, including global supply and demand conditions and prices for primary aluminum, alumina and other products; (b) material adverse changes in the markets served by Alcoa, including the transportation, building, construction, distribution, packaging, industrial gas turbine and other markets; (c) Alcoa’s inability to achieve the level of cost savings, productivity improvements or earnings growth anticipated by management, whether due to significant increases in energy, raw materials or employee benefits costs, labor disputes or other factors; (d) changes in laws, governmental regulations or policies, currency exchange rates or competitive factors in the countries in which Alcoa operates; (e) a significant downturn in the business or financial condition of a key customer or customers supplied by Alcoa; (f) significant legal proceedings or investigations adverse to Alcoa, including environmental, product liability, safety and health and other claims; and (g) the other risk factors summarized in Alcoa’s Form 10-K for the year ended December 31, 2003, Forms 10-Q for the quarters ended March 31, 2004, June 30, 2004 and September 30, 2004 and other reports filed with the Securities and Exchange Commission.

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Quarter ended
	December 31 2003 (a)	September 30 2004 (a)	December 31 2004
Sales	$5,417	$5,878	$6,041

Cost of goods sold	4,333	4,702	4,879
Selling, general administrative, and other expenses	335	306	336
Research and development expenses	46	43	53
Provision for depreciation, depletion, and amortization	308	297	311
Restructuring and other charges	(27)	4	1
Interest expense	71	67	70
Other income, net	(140)	(54)	(67)

Total costs and expenses	4,926	5,365	5,583

Income from continuing operations before taxes on income	491	513	458
Provision for taxes on income	105	142	65

Income from continuing operations before minority interests’ share	386	371	393
Less: Minority interests’ share	44	72	48

Income from continuing operations	342	299	345

Loss from discontinued operations	(51)	(16)	(77)

NET INCOME	$291	$283	$268

Earnings (loss) per common share:
Basic:
Income from continuing operations	$.39	$.34	$.40
Loss from discontinued operations	(.06)	(.02)	(.09)

Net income	$.33	$.32	$.31

Diluted:
Income from continuing operations	$.39	$.34	$.39
Loss from discontinued operations	(.06)	(.02)	(.09)

Net income	$.33	$.32	$.30

Average number of shares used to compute:
Basic earnings per common share	866,243,592	869,953,918	870,608,606
Diluted earnings per common share	871,969,592	876,526,090	877,423,613

Shipments of aluminum products (metric tons)	1,280,000	1,274,000	1,260,000

Alcoa and subsidiaries

Condensed Statement of Consolidated Income (unaudited)

(in millions, except per-share, share, and metric ton amounts)

	Twelve months ended
	December 31 2003 (a)	December 31 2004
Sales	$21,092	$23,478

Cost of goods sold	16,754	18,623
Selling, general administrative, and other expenses	1,250	1,284
Research and development expenses	190	182
Provision for depreciation, depletion, and amortization	1,175	1,204
Restructuring and other charges	(27)	(21)
Interest expense	314	270
Other income, net	(274)	(268)

Total costs and expenses	19,382	21,274

Income from continuing operations before taxes on income	1,710	2,204
Provision for taxes on income	417	557

Income from continuing operations before minority interests’ share	1,293	1,647
Less: Minority interests’ share	238	245

Income from continuing operations	1,055	1,402

Loss from discontinued operations	(70)	(92)

Cumulative effect of accounting change	(47)	—

NET INCOME	$938	$1,310

Earnings (loss) per common share:
Basic:
Income from continuing operations	$1.23	$1.61
Loss from discontinued operations	(.08)	(.11)
Cumulative effect of accounting change	(.06)	—

Net income	$1.09	$1.50

Diluted:
Income from continuing operations	$1.22	$1.60
Loss from discontinued operations	(.08)	(.11)
Cumulative effect of accounting change	(.06)	—

Net income	$1.08	$1.49

Average number of shares used to compute:
Basic earnings per common share	853,352,313	869,906,895
Diluted earnings per common share	856,586,189	877,449,161

Common stock outstanding at the end of the period	868,490,686	870,980,083

Shipments of aluminum products (metric tons)	4,904,000	5,093,000

(a)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business, AFL Telecommunications, and a small casting business from continuing operations to discontinued operations in 2004.

Alcoa and subsidiaries

Condensed Consolidated Balance Sheet (unaudited)

(in millions)

	December 31 2003 (b)	September 30 2004 (b)	December 31 2004
ASSETS
Current assets:
Cash and cash equivalents	$576	$561	$457
Receivables from customers, less allowances: $102 in 2003, $94 in 3Q 2004, and $87 in 2004	2,492	2,924	2,738
Other receivables	351	223	261
Inventories	2,505	2,948	2,968
Deferred income taxes	266	224	279
Prepaid expenses and other current assets	493	778	790

Total current assets	6,683	7,658	7,493

Properties, plants and equipment, at cost	24,775	25,026	25,865
Less: accumulated depreciation, depletion and amortization	12,275	12,810	13,273

Net properties, plants and equipment	12,500	12,216	12,592

Goodwill	6,443	6,469	6,541
Investments	2,005	2,029	2,066
Other assets	3,288	3,585	3,707
Assets held for sale	792	351	210

Total assets	$31,711	$32,308	$32,609

LIABILITIES
Current liabilities:
Short-term borrowings	$50	$37	$51
Accounts payable, trade	1,958	2,391	2,442
Accrued compensation and retirement costs	948	1,034	1,021
Taxes, including taxes on income	737	952	1,019
Other current liabilities	866	1,062	1,078
Long-term debt due within one year	523	497	57

Total current liabilities	5,082	5,973	5,668

Long-term debt, less amount due within one year	6,693	6,108	5,976
Accrued pension benefits	1,568	1,529	1,513
Accrued postretirement benefits	2,220	2,178	2,150
Other noncurrent liabilities and deferred credits	1,820	1,745	1,727
Deferred income taxes	815	789	790
Liabilities of operations held for sale	98	69	69

Total liabilities	18,296	18,391	17,893

MINORITY INTERESTS	1,340	1,362	1,416

COMMITMENTS AND CONTINGENCIES

SHAREHOLDERS’ EQUITY
Preferred stock	55	55	55
Common stock	925	925	925
Additional capital	5,831	5,788	5,775
Retained earnings	7,850	8,367	8,636
Treasury stock, at cost	(2,017)	(1,956)	(1,926)
Accumulated other comprehensive loss	(569)	(624)	(165)

Total shareholders’ equity	12,075	12,555	13,300

Total liabilities and equity	$31,711	$32,308	$32,609

(b)	Prior periods have been adjusted to reflect the reclassification of certain architectural products businesses in North America from assets held for sale to assets held and used, and the reclassification of the protective packaging business, AFL Telecommunications, and a small casting business from continuing operations to discontinued operations in 2004.

Alcoa and subsidiaries

Segment Information (unaudited)

(in millions, except metric ton amounts and realized prices)

	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004
Consolidated Third-Party Revenues:
Alumina and Chemicals	$536	$2,002	$463	$486	$490	$536	$1,975
Primary Metals	876	3,229	878	959	930	1,039	3,806
Flat-Rolled Products	1,287	4,815	1,450	1,490	1,520	1,502	5,962
Engineered Products	1,375	5,589	1,523	1,598	1,583	1,596	6,300
Packaging and Consumer (3)	788	3,113	721	821	797	827	3,166
Other (3)	555	2,344	553	617	558	541	2,269

Total	$5,417	$21,092	$5,588	$5,971	$5,878	$6,041	$23,478

	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004
Consolidated Intersegment Revenues:
Alumina and Chemicals	$275	$1,021	$338	$349	$341	$390	$1,418
Primary Metals	828	3,098	1,038	1,129	1,039	1,129	4,335
Flat-Rolled Products	14	66	23	23	25	18	89
Engineered Products	5	24	4	5	4	2	15
Packaging and Consumer	—	—	—	—	—	—	—
Other	—	—	—	—	—	—	—

Total	$1,122	$4,209	$1,403	$1,506	$1,409	$1,539	$5,857

	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004
Consolidated Third-Party Shipments (Kmt):
Alumina and Chemicals	1,956	7,671	1,718	1,796	1,833	2,027	7,374
Primary Metals	516	1,952	469	472	459	482	1,882
Flat-Rolled Products	482	1,819	515	517	521	493	2,046
Engineered Products	213	879	234	239	234	222	929
Packaging and Consumer	49	167	38	41	39	46	164
Other (1)	20	87	16	18	21	17	72

Total Aluminum (1)	1,280	4,904	1,272	1,287	1,274	1,260	5,093

Alcoa’s average realized price-Primary (2)	$0.73	$0.70	$0.81	$0.85	$0.85	$0.88	$0.85

	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004
After-Tax Operating Income (ATOI):
Alumina and Chemicals	$122	$415	$127	$159	$169	177	632
Primary Metals	166	657	192	230	188	198	808
Flat-Rolled Products	53	221	66	59	62	59	246
Engineered Products	33	155	62	78	60	50	250
Packaging and Consumer (3)	51	214	35	54	41	38	168
Other (3)	19	78	22	32	15	(4)	65

Total	$444	$1,740	$504	$612	$535	$518	$2,169

	4Q03	2003	1Q04	2Q04	3Q04	4Q04	2004
Reconciliation of ATOI to consolidated net income (3):
Total ATOI	$444	$1,740	$504	$612	$535	$518	$2,169
Impact of intersegment profit adjustments	4	9	23	8	3	18	52
Unallocated amounts (net of tax):
Interest income	6	24	7	5	8	6	26
Interest expense	(46)	(204)	(41)	(45)	(44)	(46)	(176)
Minority interests	(44)	(238)	(51)	(74)	(72)	(48)	(245)
Corporate expense	(84)	(287)	(74)	(63)	(68)	(78)	(283)
Restructuring and other charges	25	26	31	(4)	(3)	(1)	23
Discontinued operations	(51)	(70)	2	(1)	(16)	(77)	(92)
Accounting change	—	(47)	—	—	—	—	—
Other	37	(15)	(46)	(34)	(60)	(24)	(164)

Consolidated net income	$291	$938	$355	$404	$283	$268	$1,310

(1)	Third party aluminum shipments for periods prior to 2Q04 have been properly adjusted to reflect international selling company activity.
(2)	Alcoa’s average realized price for 1Q04 has been adjusted from the previously reported amount to reflect the elimination of certain previously misclassified intercompany activity.
(3)	Prior periods have been adjusted to reflect the reclassification of the protective packaging business, AFL Telecommunications, and a small casting business from continuing operations to discontinued operations in 2004.

SUPPLEMENTAL FINANCIAL INFORMATION

Alcoa and subsidiaries

Net Income and EPS Information (unaudited)

(in millions, except per-share amounts)

	Net Income			Diluted EPS
	4Q03	3Q04	4Q04	4Q03	3Q04	4Q04
GAAP Net income	$291	$283	$268	$.33	$.32	$.30
Discontinued operations – operating loss	6	1	4
Discontinued operations – loss on divestitures	45	15	73

GAAP income from continuing operations	$342	$299	$345	$.39	$.34	$.39

Restructuring and other charges (2):
Restructurings	(4)	4	1
Gain on divestitures	(21)	—	—

Income from continuing operations excluding restructuring and other charges (1)	$317	$303	$346	$.36	$.35	$.39

Average diluted shares outstanding				872	877	877

(1)	Alcoa believes that income from continuing operations excluding restructuring and other charges is a measure that should be presented in addition to income from continuing operations determined in accordance with GAAP. The following matters should be considered when evaluating this non-GAAP financial measure:

•	Alcoa reviews the operating results of its businesses excluding the impacts of restructurings and divestitures. Excluding the impacts of these charges can provide an additional basis of comparison. Management believes that these charges are unusual in nature, and would not be indicative of ongoing operating results. As a result, management believes these charges should be considered in order to compare past, current, and future periods.

•	The economic impacts of the restructuring and divestiture charges are described in the footnotes to Alcoa’s financial statements. Generally speaking, charges associated with restructurings include cash and non-cash charges and are the result of employee layoff, plant consolidation of assets, or plant closure costs. These actions are taken in order to achieve a lower cost base for future operating results.

•	Charges associated with divestitures principally represent adjustments to the carrying value of certain assets and liabilities and do not typically require a cash payment. These actions are taken primarily for strategic reasons as the company has decided not to participate in this portion of the portfolio of businesses.

•	Restructuring and divestiture charges are typically material and are considered to be outside the normal operations of a business. Corporate management is responsible for making decisions about restructurings and divestitures.

•	There can be no assurance that additional restructurings and divestitures will not occur in future periods. To compensate for this limitation, management believes that it is appropriate to consider both income from continuing operations determined under GAAP as well as income from continuing operations excluding restructuring and other charges.